Exhibit 99.1

Pegasystems Expands Current Share Repurchase Program

CAMBRIDGE, Mass. — December 16, 2013 — Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) and a leading provider of Customer Relationship Management (CRM) solutions, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program. Under this expansion, the expiration date of the current repurchase program has been extended from December 31, 2013 to December 31, 2014, and $15 million in repurchases of the Company’s common stock has been approved, over and above the amounts repurchased through December 11, 2013. This expansion is effective from December 11, 2013 to December 31, 2014. For the current fiscal year through December 11, 2013, the Company had repurchased 378,073 shares under the current repurchase program, for an average price of $31.62 per share.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the “10b5-1 Plan”). Shares that are repurchased under the 10b5-1 Plan will be repurchased under the current repurchase program.

Any actual repurchases under the current repurchase program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2013 and December 31, 2014.

RSS Feeds for Pegasystems Press Releases, Pegasystems Media Coverage and Pegasystems Events

About Pegasystems

Pegasystems Build for Change® technology is the heart of better business software. It delivers business agility and empowers leading organizations to rapidly close execution gaps and seize new opportunities. Pegasystems is the recognized leader in business process management and is also ranked as a leader in customer relationship management and mobile application development platform solutions by leading industry analysts. For more information, please visit us at www.pega.com.

Press Contacts:

Brian Callahan	Christa Conte
Pegasystems Inc.	Hotwire PR
brian.callahan@pega.com	christa.conte@hotwirepr.com
(617) 866-6364	(646) 738-8962
Twitter: @pega

All trademarks are the property of their respective owners.